Exhibit 99.1

Fourth Quarter DIS Revenues Up 23% in Digirad's First Full Year of Profitability; Annual Revenues Increase by 21% to $68.1 Million; Company Delivers First Two Cardius-3 Systems

    POWAY, Calif.--(BUSINESS WIRE)--Feb. 28, 2005--Digirad Corporation (Nasdaq:DRAD), a leader in providing solid-state medical imaging products and services to physician offices, hospitals and imaging centers, today reported financial results for the three months and year ended December 31, 2004.

    Fourth Quarter 2004 Results

    For the fourth quarter of 2004, total revenues rose 17% to $17.8 million, compared with $15.2 million in the fourth quarter of 2003. Digirad Imaging Solutions' (DIS) mobile leasing services revenues rose 23% to $11.8 million, compared with $9.6 million for the fourth quarter of the prior year. Product revenues, which include sales of gamma cameras, upgrades, accessories and maintenance contract revenues, were $6.0 million, up 6% from $5.7 million a year ago.
    "The fourth quarter of 2004 marked a number of significant accomplishments. We achieved solid growth in our DIS business segment, launched our Cardius-3, triple-head, dedicated cardiac camera, and sold the first two of these systems, receiving very positive initial customer feedback. DIS expansion plans continued as we entered new geographies during the quarter and saw an increase in new contracts in expansion geographies," said David Sheehan, President and CEO of Digirad.
    Gross profit for the quarter ended December 31, 2004 increased 11% to $5.5 million, or 30.9% of revenue, from $5.0 million, or 32.6% of revenue in the prior year period. The decline in gross margin reflects lower DIS margin resulting primarily from lower priced DigiTech(SM) contracts signed in the second and third quarters. DigiTech was launched in May 2004 and is offered to physicians who have bought a Digirad camera but wish to lease DIS personnel and licensure. The Company re-priced the DigiTech program in January 2005 to reflect the value it brings to customers, and believes this action will result in higher per day revenue and margin to the overall DIS business. Product gross margins increased to 38.2% in the fourth quarter of 2004 from 32.8% in the prior year period due to lower production costs and improved field reliability, resulting in lower warranty costs.
    Operating expenses were $5.7 million for the 2004 fourth quarter, compared with $4.6 million for the comparable 2003 period, due to higher research and development costs related to new products, additional sales headcount in conjunction with the DIS expansion efforts, and various general and administrative costs required to operate as a public company.
    Net income for the fourth quarter of 2004 was $22,000, or $0.00 per share on a diluted basis, compared with a net loss of $5,000 for the fourth quarter of 2003.
    During the fourth quarter, Digirad paid off $566,000 of principal of capital lease obligations, and in the first quarter of 2005, the Company paid off a further $2 million. This debt reduction eliminates approximately $300,000 of interest expense that would have been due over the life of the lease obligations, with the majority of the leases expiring by end of December 2006. The Company paid approximately $20,000 and $55,000 in the fourth quarter of 2004 and first quarter of 2005, respectively, in prepayment penalties.

    2004 Full Year Financial Results

    For the year ended December 31, 2004, total revenues rose 21% to $68.1 million, and reflected a 28% increase in DIS revenues to $44.5 million and a 10% increase in product revenues to $23.6 million. Gross margin increased to 31.9%, up from 29.5% last year and operating expenses rose 26% to $21.2 million. For 2004, net income was $245,000, compared with a net loss of $1.7 million in 2003. When calculated on a pro forma basis to account for the conversion of all preferred stock into common stock in connection with Digirad's initial public offering, net income per diluted share for 2004 was $0.01, compared with the pro forma net loss per share of $0.13 for 2003.
    Sheehan further commented, "We are delighted to report our first full year of profitability. We have entered 2005 with a commitment to DIS expansion as well as to margin improvement throughout the year. Our focus will be on funding research and development initiatives that lower manufacturing costs and enhance reliability and system sensitivity. We believe that we will be able to achieve continued top-line growth and gross margin improvements, both accelerating as 2005 progresses."
    Cash and cash equivalents and short-term investments as of December 31, 2004 totaled $55.6 million, compared with $7.7 million as of December 31, 2003.

    Conference Call Information

    Management will be hosting an investment community conference call beginning at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Time) today to discuss this announcement and to answer questions.
    Individuals interested in listening to the conference call may do so by dialing 877-815-7177 for domestic callers or 706-634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers and entering reservation code 3861907.
    The live conference call also will be available via the Internet on the investor relations section of the Company's Web site at www.digirad.com. A recording of the call will be available on the Company's Web site for one year following the completion of the call.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce a high-quality image for use in the detection of many medical conditions including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces.
    Through its wholly owned subsidiaries, Digirad Imaging Solutions and Digirad Imaging Systems, Digirad also offers a comprehensive and mobile imaging leasing and services program for physicians who wish to perform nuclear cardiology procedures in their offices but do not have the patient volume, capital or resources to justify purchasing a gamma camera. Digirad Corporation and subsidiaries are headquartered in Poway, California. For more information, please visit www.digirad.com. Digirad(R) and Digirad Imaging Solutions(R) are registered trademarks of Digirad Corporation. Cardius(TM) and DigiTech(SM) are trade and service marks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts (including, without limitation, statements regarding Digirad's plans to increase its revenues, improve its margins, lower its costs and improve the reliability of its products) are forward-looking statements. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. In particular, these include statements relating to future actions, prospective products, services or market opportunities, future performance or results of current and anticipated products or services, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. The inclusion of forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which Digirad's existing imaging systems and services will be accepted by physicians and hospitals; Digirad's ability to compete against large, well-established competitors with significantly greater resources; any unforeseen changes in domestic and international legislation, regulation or coverage and reimbursement policies of third-party payors; Digirad's ability to timely develop new products, product enhancements and services that are accepted by the market; Digirad's lack of a diversified line of products and services; any technical problems that may develop with respect to Digirad's imaging systems, including the Cardius-3, or any manufacturing or supply problems or price fluctuations that may affect Digirad's third-party suppliers; the ability of Digirad to effectively market, sell and distribute its imaging systems, including the Cardius-3, and services given its limited capabilities in these areas; Digirad's ability to retain and attract key executives, qualified managers, engineers and imaging technologists; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems, including the Cardius-3; Digirad's reliance on a limited number of customers for its products and imaging services; Digirad's compliance with extensive and complex product service and reimbursement regulations, licensure and reporting requirements of the Food and Drug Administration and other state and federal agencies, including with respect to the DIS business, those that are subject to variable interpretations; Digirad's ability to protect its intellectual property and proprietary technology through patents and other means and defend against claims by third parties; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on June 10, 2004.
    Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.



                          Digirad Corporation
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)

                               Three Months Ended      Years Ended
                                   December 31,        December 31,
                             ---------------------- ------------------
                             (unaudited)(unaudited) (unaudited)
                                  2004     2003       2004      2003
                                  ----     ----       ----      ----
Revenues:
  DIS                           $11,781   $9,561    $44,505   $34,848
  Product                         5,975    5,662     23,632    21,388
Total revenues                   17,756   15,223     68,137    56,236
Cost of revenues:
  DIS                             8,529    6,438     31,005    24,463
  Product                         3,696    3,773     14,992    15,091
  Stock-based compensation           39       47        381       114
Total cost of revenues           12,264   10,258     46,378    39,668
Gross profit                      5,492    4,965     21,759    16,568
Operating expenses:
  Research and development          785      532      2,982     2,191
  Sales and marketing             2,135    1,620      7,626     6,008
  General and administrative      2,604    2,336      9,769     8,097
  Amortization and impairment
   of intangible assets              16       88         64       444
  Stock-based compensation          126       49        736       112
Total operating expenses          5,666    4,625     21,177    16,852
Income (loss) from operations      (174)     340        582      (284)
Other income (expense):
  Interest income                   297        7        576        36
  Interest expense                 (100)    (352)      (888)   (1,432)
  Other expense                      (1)      --        (25)       --
Total other income (expense)        196     (345)      (337)   (1,396)
Net income (loss)                    22       (5)       245    (1,680)
Accretion of deferred issuance
 costs on preferred stock            --      (78)      (161)     (326)
Net income (loss) applicable
 to common stockholders             $22     $(83)       $84   $(2,006)


Historical - basic and diluted
 net income (loss) per share (1)  $0.00   $(4.16)     $0.01  $(127.62)
Pro forma - basic net income
 (loss) per share                 $0.00   $(0.00)     $0.02    $(0.13)
Pro forma - diluted net income
 (loss) per share                 $0.00   $(0.00)     $0.01    $(0.13)

Shares used in historical
 per share computations:
  Basic (1)                      18,048       20     10,095        16
  Diluted (1)                    19,398       20     16,963        16

Shares used in pro forma
 per share computations:
  Basic                          18,048   12,464     15,584    12,460
  Diluted                        19,398   12,464     16,963    12,460


(1) As a result of the conversion of our preferred stock into 12.4 million shares of our common stock upon completion of our initial public offering in June 2004, there is a lack of comparability in the historical basic and diluted net income (loss) per share amounts for the periods presented above. Accordingly, the pro forma per share information presented assumes the conversion of all the shares of preferred stock into common stock as of the beginning of each period presented or the date of issuance, if later.


                          Digirad Corporation
                      Consolidated Balance Sheets
               (In thousands, except par value amounts)

                                                       December 31,
                                                    -----------------
                                                    (unaudited)
                                                      2004      2003
                                                      ----      ----
Assets
Current assets:
  Cash and cash equivalents                         $11,348    $7,681
  Securities available-for-sale                      44,215        --
  Accounts receivable, net                           10,017    12,195
  Inventories, net                                    6,980     3,709
  Other current assets                                1,620       855
Total current assets                                 74,180    24,440
Property and equipment, net                          11,182    10,087
Intangibles, net                                        542       512
Restricted cash                                         120       120
Total assets                                        $86,024   $35,159

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable                                   $4,313    $3,036
  Accrued compensation                                2,410     1,893
  Accrued warranty                                    1,219     1,051
  Other accrued liabilities                           2,651     2,649
  Deferred revenue                                    2,344     1,514
  Current portion of notes
   payable to stockholders                               --       245
  Current portion of debt                             2,228    11,474
Total current liabilities                            15,165    21,862
Deferred rent                                           371        --
Notes payable to stockholders,
 net of current portion                                  --       490
Long-term debt, net of current portion                1,754     4,232

Commitments and contingencies

Redeemable convertible preferred stock,
 $0.0001 par value: no shares and 46,023 shares
 authorized at December 31, 2004 and 2003, respectively;
 no shares and 43,555 shares issued and outstanding
 at December 31, 2004 and 2003, respectively             --    84,278

Stockholders' equity (deficit):
Preferred stock, $0.0001 par value:
 10,000 and no shares authorized at December 31, 2004
 and December 31, 2003, respectively;
 no shares issued and outstanding
 at December 31, 2004 and 2003                           --        --

Common stock, $0.0001 par value: 150,000 shares
 authorized at December 31, 2004 and 2003;
 18,075 and 24 shares issued and outstanding
 at December 31, 2004 and 2003, respectively              2        --

Additional paid-in capital                          149,845     5,032
Accumulated other comprehensive loss                    (97)       --
Deferred compensation                                  (920)     (555)
Accumulated deficit                                 (80,096)  (80,180)
Total stockholders' equity (deficit)                 68,734   (75,703)
Total liabilities and
 stockholders' equity (deficit)                     $86,024   $35,159




    DRADG

    CONTACT: Digirad Corporation
             Todd Clyde, 858-726-1600
             ir@digirad.com
             or
             Lippert/Heilshorn & Associates
             Ina McGuinness or Bruce Voss, 310-691-7100 imcguinness@lhai.com